Registration No. 333-152399

As filed with the Securities and Exchange Commission on April 30, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITED FINANCIAL BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	74-3242562
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

95 Elm Street

West Springfield, Massachusetts 01089

(413) 787-1700

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

United Financial Bancorp, Inc. 2008 Equity Incentive Plan

(Full title of the plan)

Richard B. Collins

President and Chief Executive Officer

United Financial Bancorp, Inc.

95 Elm Street

West Springfield, Massachusetts 01089

(413) 787-1700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”):

Registration Statement No. 333-152399 registering 1,258,534 shares of United Financial Bancorp common stock in connection with the United Financial Bancorp, Inc. 2008 Equity Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of November 14, 2013, by and between Rockville Financial, Inc. and United Financial Bancorp, Inc., United Financial Bancorp merged with and into Rockville Financial with United Financial Bancorp ceasing to exist and Rockville Financial continuing as the surviving corporation. The merger became effective at 5:00 p.m. on April 30, 2014.

Upon the closing of the merger, each share of United Financial Bancorp common stock, other than shares held by Rockville Financial, will convert into the right to receive 1.3472 shares of Rockville Financial common stock. Shares of United Financial common stock are no longer quoted on the Nasdaq Stock Market.

As a result of the merger, United Financial Bancorp has terminated all offerings of securities pursuant to the Registration Statement. In accordance with the undertaking made by United Financial Bancorp in the Registration Statement to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statement that remain unsold at the termination of the offering, United Financial Bancorp hereby terminates the effectiveness of the Registration Statement and deregisters any and all shares of United Financial Bancorp common stock originally reserved for issuance under the plans covered by the Registration Statement and registered under the Registration Statement that remain unsold or unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, United Financial Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of West Springfield, Commonwealth of Massachusetts, on this 30th day of April, 2014.

UNITED FINANCIAL BANCORP, INC.

By:	/s/ Richard B. Collins
Richard B. Collins
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.

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